EXHIBIT 10.42

February 4, 2014

Mr. André Piché
1057 Jean Lesage
Ste-Julie, Québec, J3E 2E8

Re: Terms and Conditions of Employment between André Piché and Resolute Forest Products Inc.

Dear André,

I am pleased to confirm our offer of employment for the position of Senior Vice President, Pulp & Paper Operations at Resolute Forest Products, reporting directly to me. This position is based in Montreal. The terms and conditions of this offer are described below.

Date of Nomination
Your nomination will take effect on February 5, 2014.
Annual Base Salary
Your annual base salary will be CAN$350,000, payable in semi-monthly installments less applicable deductions. The semi-monthly installments will be deposited directly into your personal bank account.

Short Term Incentive Plan
You will be eligible to short term incentive plans adopted by the Company from time to time.

For 2014, effective on the date of your nomination, the target incentive for your salary grade will be 100% of your annual base salary. The Company has not yet adopted a short term incentive plan for 2014.
I invite you to consult the 2013 Short Term Incentive Plan as an indication of how premiums are allocated and the design of our plans. Please note that the total payout under our short term incentive plans cannot exceed 7% of the Company’s generated free cash flow in the relevant performance year.

Long Term Incentive Plan
You will be eligible to participate in the Company’s Long Term Incentive Plan and to receive grants under such plan as determined by the Board of Directors from time to time, at its discretion. For 2014, and subject to Board approval, you will be eligible to an annual grant equivalent to 125% of your base salary.

Please note that pursuant to the Company’s stock ownership guidelines, you will now be required to own the equivalent of two and a half times your base salary in Company stock or stock equivalent.

Annual Medical Examination
You and your spouse will be eligible to an annual medical examination with Medisys Health Group Inc.
This is considered a taxable benefit.

As a member of the Senior Executive Team, you will benefit from Medisys One, a 24-hour concierge service that combines comprehensive annual health assessment, round-the-clock support and personalized, proactive healthcare management.

Annual Lump Sum
You will be eligible to an annual lump sum in the amount of CAN$12,500 which can be used for various expenses such as preparing your taxes, membership clubs, etc. This amount is a taxable benefit.

All other terms and conditions of your employment remain unchanged.

Confidentiality
Your compensation is a personal matter. Resolute Forest Products’ policy is to maintain the strictest confidentiality in the area of compensation; therefore, we ask you not to discuss your compensation particulars with others.

We are convinced that your knowledge, experience and skills will continue to be an asset for our Company, and we look forward to working with you

If you have any questions about this offer, please let us know by communicating with Isabel Pouliot, Vice President Human Resources, Corporate Compensation and Services. I look forward to your formal acceptance of this offer, and ask that you sign and return a copy to confirm your acceptance.

/s/ Richard Garneau ____________________________

Richard Garneau
President and CEO

I have read the herein letter and hereby accept these terms and conditions.

______/s/ André Piché_____________________________         February 4, 2014________
André Piché                     Date

/ld
Enclosures

cc: Employee File